Exhibit 10.6

RIDGEWOOD RENEWABLE POWER LLC
SENIOR EXECUTIVE BONUS PLAN

1.  Background.

(a) Ridgewood Renewable Power LLC (“RRP”) is a sponsor and managing shareholder of the following investment vehicles (each, a “Trust” and collectively, the “Trusts”):

          Ridgewood Electric Power Trust I (“Trust I”)
          Ridgewood Electric Power Trust II (“Trust II”)
          Ridgewood Electric Power Trust III (“Trust III”)
          Ridgewood Electric Power Trust IV (“Trust IV”)
          Ridgewood Electric Power Trust V (“Trust V”)
          The Ridgewood Power Growth Fund (“Growth”)
          Ridgewood/Egypt Fund (“Egypt Fund”)
          Ridgewood Power B Fund/Providence Expansion (“B Fund”)

(b)  Under the applicable organizational documents for each of the Trusts, RRP has the right to participate in the ongoing distributions of the Trust after investors in that Trust receive distributions equal to certain threshold amounts generally when the investors’ original invested capital has in the aggregate been returned.  RRP’s right to participate in such distributions of a Trust is referred to herein as the “RRP Carried Interest.”

(c)  Each of the Trusts has made a variety of investments, is fully invested, and it is not planned or expected that any of the Trusts will invest in any new ventures other than the reorganization of the facilities located at Johnston, Rhode Island.

(d)  In addition to the management of the businesses carried on by the Trusts, RRP has developed or acquired for its own account using its own funds certain business models, intellectual property, know-how, development rights, business relationships and opportunities and other assets which are unrelated to any of the projects or businesses of the Trusts (the “RRP Assets”).

Senior Executive Bonus Plan

(e) Each of Randall D. Holmes, Douglas R. Wilson and Stephen D. Galowitz (individually, a “Participant” and collectively, “Participants”) serves as an officer of RRP and shares responsibility for the operations of RRP as well as the operations of the projects owned by each of the Trusts.

(f)  RRP has determined that it may be advantageous for each of the Trusts to sell or otherwise dispose of the projects owned by such Trust (a “Trust Asset Disposition”).  RRP may also determined to sell or otherwise dispose of all of the RRP Assets (the “RRP Asset Disposition”).  For the avoidance of doubt, it is not expected that any RRP Asset Disposition will include the sale of RRP or the transfer of RRP’s name.

(g)  Each Participant has been and will be substantially involved in the planning for and execution of any Trust Asset Dispositions and any RRP Asset Disposition, and RRP anticipates that each Participant will continue to be substantially involved in these activities.  RRP has determined to adopt and implement this RRP Senior Executive Bonus Plan (this “Plan”) in order to provide a cash incentive to each Participant in connection with successful consummations of one or more of the Trust Asset Dispositions and/or the RRP Asset Disposition, in each case on the terms and conditions set forth herein.

2.  Creation of Senior Executive Bonus Pool; General Rules.

(a)  Amounts Credited to Senior Executive Bonus Pool.  To the extent that RRP hereafter receives (i) any amount of cash or other property from any Trust with respect to the RRP Carried Interest in that Trust in connection with a Qualified Transaction, or (ii) any proceeds in the form of cash or other property from the RRP Asset Disposition (net of a pro-rata portion of any out-of pocket-transaction expenses or costs directly related to the RRP Asset Disposition) in connection with a Qualified Transaction, then a portion of the amounts of such cash and a portion of the fair market value of such other property as of the date of receipt by RRP, but in all cases in the form of cash pursuant to Section 2(d) or Section 2 (f) as applicable, shall be notionally credited to a senior executive bonus pool under this Plan (the “Senior Executive Bonus Pool”). The portion of the RRP Carried Interest from each of the Trusts and the portion of the proceeds from the RRP Asset Disposition in connection with a Qualified Transaction to be credited to the Senior Executive Bonus Pool will be credited according to the following schedule:

Senior Executive Bonus Plan

SOURCE	PERCENTAGE AMOUNT

Trust I	30%
Trust II	25%
Trust III	25%
Trust IV	25%
Trust V	25%
Growth	25%
Egypt Fund	25%
B Fund	25%
RRP Asset Disposition	30%

Except as provided for below, the amounts to be notionally credited to the Senior Executive Bonus Pool shall not be reduced by any amounts, including, without limitation, back-end fees paid to brokers, registered representatives or others who participated in the original placement of interests in any of the Trusts, or bonuses paid pursuant to any bonus pool or other arrangements or agreements for payments to officers and/or employees of RRP or Ridgewood Power Management LLC, any internal reserves or any other expenses incurred or accrued by RRP (other than the pro-rata portion of out-of-pocket transaction expenses or costs incurred by RRP directly in connection with the RRP Asset Disposition as described above).    For purposes of this Plan, a Qualified Transaction means an RRP Asset Disposition or a Trust Asset Disposition that is consummated pursuant to a definitive purchase and sale agreement executed and delivered by all the parties thereto on or prior to June 30, 2009.

Senior Executive Bonus Plan

(b)  Payments to Participants.  Subject to the limitations described in Section 2(c), Section 2(d) and Section 2 (f) as applicable, and the satisfaction of the Participant Conditions set forth in Section 3 (the “Limitations”), RRP shall pay in cash an amount equal to the total of the amounts notionally credited to the Senior Executive Bonus Pool.  Such notional credits shall be paid out by RRP to Participants, in the percentage amounts set forth in Exhibit A attached hereto (subject to adjustments for valuation disputes provided for in Section 2 (d) and Section 2 (f)), immediately following the time in which the notional credits are made pursuant to Section  2(a), subject to satisfaction of the Limitations (if applicable) and with respect to disputed notional amounts, the resolution of disputes over notional amounts pursuant to Section 2 (d) or Section 2 (f) as applicable, and such payment shall in all instances be made no later than the 15th day of the calendar year following the calendar year in which the notional credits are made pursuant to Section 2(a)  (or, if applicable, the 15th day of the calendar year following the calendar year in which the Limitations are satisfied).

(c)  Sale-Related Third Party Restrictions Applicable to RRP.  Notwithstanding the payment requirements of Section 2(b), in the event that RRP receives cash or other property that would otherwise be notionally credited to the Senior Executive Bonus Pool pursuant to Section 2(a) from a Trust Asset Disposition, but such cash or property is subject to restrictions imposed solely by the terms of the sale or other agreements setting out the terms of such Trust Asset Dispositions  giving rise to the receipt of such cash or other property which restrictions denies or restricts RRP’s unfettered ability to make use of such cash or other property for its own use, then the amount of cash or other property subject to such restrictions shall not be subject to the notional crediting requirements of Section 2(a) and will not be subject to the payment requirements of Section 2(b) unless and until, and only to the extent that such restrictions lapse or are otherwise removed or RRP is otherwise able to make use of such cash or other property as RRP sees fit

Senior Executive Bonus Plan

(d)  Valuation of Property Received by RRP.  To the extent that RRP receives non-cash property with respect to Section 2(a) from a Trust Asset Disposition, then RRP shall make a good faith determination of the fair market value of such property as of the date received by RRP (whether or not such property is subject to restrictions), and shall notionally credit the amount of such fair market value to the Senior Executive Bonus Pool as provided in this Plan and shall notify Participant of such valuation within 10 days of such determination.  If any one or more of Participants disputes the valuation determination made by RRP, such Participant(s) shall notify RRP in writing of such dispute within 20 days after notification of the valuation by RRP, which notice shall include an alternative valuation proposed by  Participant(s) and such disputed notional amount shall be removed from the Senior Executive Bonus Pool with respect to such Participant and such Participant shall be entitled receive the notional amount in dispute pursuant to the terms of this Plan when the dispute is resolved by settlement or arbitration.  To the extent that such dispute is not resolved within 30 days after such notice to RRP from Participant, then such dispute shall be submitted to arbitration as provided in Section 8(c). A dispute by one Participant shall not affect any other Participant or the notional value of such others Participant’s account or delay distribution under this Plan to such other Participant.

(e)  Receipt by RRP of Restricted Securities.  If and to the extent that RRP receives securities that are subject to resale restrictions pursuant to Federal or state securities laws or are otherwise restricted with respect to resale or transfer for reasons unrelated to any holdback or similar provision  pursuant to the terms of the Trust Asset Disposition transactions (“Restricted Securities), these Restricted Securities will be treated as if such restrictions did not exist for purposes of valuation pursuant to Section 2(d), the value of such Restricted Securities shall be notionally credited to the Senior Executive Bonus Pool as provided in Section 2(a) and will not be subject to the provisions of Section 2(c) solely as a result of such resale and transfer restrictions.  If such Restricted Securities are subject to holdback or similar restrictions imposed solely by the terms of the sale or other agreements setting out the terms of such Trust Asset Dispositions giving rise to the receipt of such Restricted Securities (“Other Restrictions”), then the provisions of Section 2(c) will apply but only to the extent of the Other Restrictions.

Senior Executive Bonus Plan

(f)  RRP Asset Disposition Property.   If and to the extent that RRP receives securities or other property excluding cash in an RRP Asset Disposition and such securities or other non-cash property is subject to resale or transfer restrictions or are subject to any holdback or similar restrictions imposed by the agreement(s) setting out the terms of such RRP Asset Disposition (“RRP Disposition Restricted Property”), then the RRP Disposition Restricted Property shall be valued on the date when, and notionally credited to the Senior Executive Bonus Pool as provided in Section 2 (a) on, the first date that the restrictions are no longer applicable to RRP.  RRP shall notify Participants of the valuation of the RRP Disposition Restricted Property and a Participant shall have the right to contest such valuation in the same manner applicable to a Trust Asset Disposition in Section 2 (d) and Section 2 (d) shall otherwise apply. If cash is received in an RRP Asset Disposition and it is subject to a holdback or other restriction imposed by the sale agreement(s) related thereto, then the Senior Executive Bonus Pool shall not be notionally credited with respect to such cash until such restrictions have expired with respect to RRP and then the Senior Executive Bonus Pool shall be notionally credited as provided in Section 2 (a) on the date of the expiration thereof.

(g)  Computation Methodology.  Attached hereto as Exhibit B is a sample spreadsheet setting forth the computation methodology of amounts of distributions payable to the Participants under this Plan.  RRP and each  Participant has reviewed these spreadsheets and confirm that such spreadsheets accurately set forth the calculation methodology of this Plan.  The actual computation will use this methodology along with the actual amounts of the RRP Carried Interest and the proceeds from the RRP Asset Disposition at such time as they are known.

3.  Participant Conditions.

The right of any Participant to receive distributions from this Plan shall be subject to the following conditions (the “Participant Conditions”):

Senior Executive Bonus Plan

(a)  Subject to the other provisions of this Section 3 such Participant remains an employee of RRP through the date of the closing of any Trust Asset Disposition or RRP Asset Disposition that results in the receipt by RRP of any cash or other property as described in Section 2(a);

(b)  If such Participant’s employment is terminated other than by death or incapacitating disability, such Participant shall execute, as of the date of such termination, an Agreement, Release and Confidentiality Agreement substantially in the form of Exhibit C attached hereto.

(c)  For purposes of this Section 3, if a Participant voluntarily terminates his employment with RRP in order to provide continued assistance to any purchaser in a Trust Asset Disposition transaction or RRP Asset Disposition transaction, then such Participant will forfeit 50% of such Participant’s interest in the Senior Executive Bonus Pool attributable to the RRP Carried Interest or proceeds from any RRP Asset Disposition transactions subsequent to the sale resulting in such voluntary termination. For the avoidance of doubt, such Participant will not, as a result of such voluntary termination, forfeit any payments attributable to transactions giving rise to RRP Carried Interests or RRP Asset Disposition proceeds (i) contracted for prior to such voluntary termination and subsequently completed with the same counterparty or (ii) representing amounts subject to the provisions of Section 2(c) or Section 2 (f) or a dispute as provided in Section 2(d) or Section 2 (f) at the time of the voluntary termination.

(d)  If a Participant’s employment is terminated by RRP for cause, then such Participant shall forfeit any right to receive any further distributions under this Plan relating to Trust Asset Dispositions or RRP Asset Dispositions the sales contracts for which are entered into subsequent to such termination.  To the extent sales contracts for Trust Asset Dispositions that give rise to RRP Carried Interests or for RRP Asset Disposition have been entered into prior to such termination for cause and such transactions are completed on substantially the same terms, such Participant will be eligible to receive payments pursuant to Section 2(b) as if no termination had taken place.

Senior Executive Bonus Plan

Notwithstanding the foregoing provisions of this Section 3, if a Participant’s employment with RRP is terminated by death, by reason of disability, or otherwise by RRP without cause, then such Participant (or his legal representatives or his estate, as the case may be) shall continue to have the right to receive all distributions under this Plan made after the date of such termination, without limitation except as provided in Section 3(c) and to the extent applicable Section 3(b).

4.  Shortfall/Buyer Employment Obligation.

RRP believes that one or more of the purchasers in a Trust Asset Disposition transaction or an RRP Asset Disposition transaction may wish to secure the services of one or more of  Participants during a transition period, but there can be no assurance that any such purchaser will offer to continue any or all of any Participant’s employment arrangements on the same terms and conditions as Participant’s employment arrangements with RRP.  If RRP reasonably requests that a Participant provide continued assistance in the New York metropolitan area to a reputable purchaser in a Trust Asset Disposition transaction or an RRP Asset Disposition transaction, in order to secure a successful transition of operations to such purchaser, then each Participant agrees to provide such requested assistance to the purchaser for a period not to exceed one year after the closing of the applicable Trust Asset Disposition transaction or RRP Asset Disposition transaction, as the case may be, so long as RRP makes payments to such Participant at regular RRP payroll intervals of an amount equal to 75% of the amount by which the total compensation (ignoring for this purpose payments under this Plan) provided by RRP to such Participant as of the relevant closing date is greater than the total compensation provided from time to time thereafter by the purchaser to such Participant.   Such payments by RRP pursuant to this Section 4 shall be made for a period of one year from the date Participant joins the employment of such purchaser in an Trust Asset Disposition or RRP Asset Disposition whether or not Participant remains in such purchaser’s employ or not for such one year period except if termination is as a result of Participant’s death or disability then such payments shall cease on such date.

Senior Executive Bonus Plan

5.  Assignment of Payments From This Plan.

Except for payments to an estate of a Participant in the event of his death, or personal representative in the event of incapacitating disability, any rights that a Participant has to receive distributions under this Plan shall not be subject to voluntary or involuntary transfer, alienation, or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration, or other legal or equitable process.  In the event that a Participant attempts to assign, transfer, or dispose of such right or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

6.  Adjustment of Participation Percentages.

In the event that a Participant ceases to be entitled to further distributions from this Plan or is to receive reduced distributions as provided in Section 3(c) and if such Participant is Randall D. Holmes or his heirs, then the portion of the Senior Executive Bonus Pool allocated to him which is not to be received by him or his heirs shall be reallocated to RRP and if such Participant is not Randall D. Holmes or his heirs, then the percentage amount (or portions of the percentage amount in the case of Section 3(c)) attributable to such Participant set forth in Exhibit A attached hereto shall be reallocated, pro-rata based on the then existing participation percentages, among those Participants that remain eligible to participate in subsequent distributions.  Such remaining Participants may admit additional Participants to the Plan subject to the approval of each Participant then existing, such approval to be in the absolute discretion of each such Participant.

7.  Execution of Release.

If a Participant fails to execute or revokes his signature on his Agreement, Release and Confidentiality Agreement, Participant agrees to return to RRP and RRP shall have the right to recover, all of the distributions made to such Participant under this Plan, and RRP will have no further obligation to pay such Participant any further distributions hereunder.

Senior Executive Bonus Plan

8.  Miscellaneous.

(a)     Participation Agreement.  A Participant shall become entitled to the benefits of this Plan and shall agree to abide by its terms and conditions upon execution of a participation agreement (the “Participation Agreement”) substantially in the form attached as Exhibit D hereto.

(b)     Illegality.  If any provision of this Plan or the Participation Agreement,  is held to be illegal, void, or unenforceable, that holding shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Plan or the Participation Agreement; provided, however, that, upon any finding that any provision is illegal, void or unenforceable, RRP will promptly execute an amendment to this Plan with a provision of comparable scope and effect that has been revised only to the extent needed to render it legal and enforceable which amendment shall be binding on all Participants except as provided in Section 8(n).

(c)     Arbitration.  It is agreed that any claim or dispute arising out of or relating to this Plan or a Participation Agreement will be settled by private and binding arbitration to be conducted before a single arbitrator in the State of New Jersey.  Unless otherwise mutually agreed by RRP and Participant or Participants involved, the arbitration proceeding shall be conducted pursuant to the American Arbitration Association Rules for the Resolution of Employment Disputes.  Arbitration may be invoked by written notice to the American Arbitration Association, served upon the opposing party by registered mail, stating with particularity the issue(s) posed for arbitration; provided, however, that no request for arbitration may be made until thirty (30) days after written notice of the claim or dispute has first been forwarded by certified mail to the other party.  The arbitration proceedings shall be private and confidential and all information disclosed in the course of the arbitration, as well as the arbitration award, shall be confidential.  Judgment may be entered upon any award rendered by the arbitrator.

(d)     Additional Documents.  At any time and from time to time, RRP will execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Plan.

Senior Executive Bonus Plan

(e) Entire Agreement.  This Plan and the Exhibits hereto set forth the entire understanding of RRP and Participants with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter.

(f)  Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this section.  Any notice or other communication shall be deemed given at the time of receipt thereof.

If to RRP:	Ridgewood Renewable Power LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Attention: Robert Swanson

Fax: (201) 447-0474

If to any Participant:	To such Participant’s home address as reflected on RRP’s books.

(g)  Waiver, etc.  Any waiver by a Participant or RRP of a breach of any term of this Plan shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Plan.  The failure of a Participant or RRP to insist upon strict adherence to any term of this Plan on one or more occasions will not be considered a waiver or deprive that person of the right thereafter to insist upon strict adherence to that term of any other term of this Plan.  Any waiver must be in writing signed by the person granting the waiver.

Senior Executive Bonus Plan

(h) Successors.  The provisions of this Plan shall be binding upon and inure to the benefit of RRP and its respective successors and assigns and each Participant and his assigns, heirs, and personal representatives.

(i)  No Third Party Beneficiaries.  This Plan does not create, and shall not be construed as creating, any rights enforceable by any person, except Participants and their heirs and personal representatives.  This Plan does not create a right in any Participant to continued employment by RRP or any of its affiliates.

(j)  Governing Law; Litigation.  This Plan shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to conflicts of laws.  Except for arbitration of disputes required by this Plan, any action, suit, or proceeding arising out of, based on, or in connection with this Plan or the transactions contemplated hereby may be brought only in the United States District Court for the District of New Jersey or any court of the State of New Jersey located in the County of Bergen, and RRP and each Participant shall not assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that RRP or a Participant is not subject personally to the jurisdiction of such court, that RRP’s or such Participant’s property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Plan or the subject matter hereof may not be enforced in or by such court.

(k) Additional Compensation.  The distributions made under this Plan are in addition to any other compensation arrangements of  Participants including but not limited to any amounts that Participants may receive under ongoing “at-will” employment arrangements by Participants with RRP; provided, however that no Participant shall be eligible for any severance payment upon termination of employment by RRP or any affiliate of RRP as a result of any other plan of RRP or any of its affiliates or participation in any stay bonus or similar arrangement of RRP or any affiliate of RRP.

Senior Executive Bonus Plan

(l)  Unfunded Obligations. The right to receive distributions under this Plan is an unsecured promise by RRP to pay to Participant a cash amount on the terms of this Plan and Participant shall have no security interest in any of the assets or rights of RRP.

(m) Tax Matters.  All distributions to be made to Participants under this Plan are subject to appropriate tax withholding and other deductions required by law.

(n) Amendment, Administration and Interpretation of the Plan.  No amendment to this Plan that materially adversely affects a Participant may be made without such Participant’s approval; provided that, RRP may amend this Plan without such approval to comply with applicable law, including without limitation the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Any payment hereunder may be deferred by RRP to the extent such deferral would avoid the application of a tax liability under Section 409A of the Code, including to the dates of a Participant’s separation from service. This Plan will be administered and interpreted by Robert Swanson or his designee and his determinations shall be final and binding on Participants in the absence of manifest error or bad faith.

(o) Termination.  This Plan shall terminate upon the earlier to occur of (i) the complete distribution to each of the Participants of all amounts due under this Plan and (ii) December 31, 2015.

(p) Exhibits.  The following Exhibits are included as a part of this Plan:

i.	Exhibit A	-	Applicable Participant Percentages
ii.	Exhibit B	-	Computation methodology and Sample calculation of the distributions to Participants
iii.	Exhibit C	-	Form of Agreement, Release and Confidentiality Agreement
iv.	Exhibit D	-	Form of Participation Agreement

Senior Executive Bonus Plan

EXHIBIT A

Randall D. Holmes	50%
Douglas R. Wilson	25%
Stephen D. Galowitz	25%